Contacts:
Justin Renz, CFO	Gina Nugent
Zalicus Inc.	617-460-3579
617-301-7575	gnugent@zalicus.com
JRenz@zalicus.com

ZALICUS INITIATES PHASE 2b CLINICAL TRIAL OF SYNAVIVE IN RHEUMATOID ARTHRITIS

- Top-line data targeted for Second half 2012 –

- $8.5M Draw on Secured Credit Facility to Advance Synavive Development -

Cambridge, MA – June 29, 2011 – Zalicus Inc. (NASDAQ: ZLCS) a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases today announced the initiation of the SYNERGY trial, a Phase 2b clinical trial evaluating Synavive™, a low-dose glucocorticoid with the potential for amplified immuno-inflammatory benefits, in patients with rheumatoid arthritis (RA). Top-line results of the clinical trial are expected to be available in the second half of 2012. In addition, Zalicus has drawn an additional $8.5 million from its $20.0 million secured credit facility with Oxford Finance to fund Synavive advancement.

“RA is an attractive initial indication for Synavive as there is unmet need for a safer glucocorticoid; one that provides the amplified anti-inflammatory activity of a higher dose but without the associated dose-related side effects. There is already a high prevalence of glucocorticoid use in RA for chronic maintenance therapy, as well as significant demand for less expensive, easier to access options to biologic therapy,” said Mark H.N. Corrigan, MD, President and CEO of Zalicus. “Data from a prior Phase 2a clinical trial with Synavive demonstrated encouraging preliminary signs of activity in RA patients and we look forward to further exploring its potential in this indication and reporting top-line SYNERGY results next summer. “

Study Design and Objectives

The Phase 2b clinical trial titled SYNERGY (SYNavivE for Reducing signs and sYmptoms of rheumatoid arthritis trial), is a 12-week, five-arm, global, double-blind, placebo-controlled study to evaluate the safety and efficacy of Synavive as a treatment for the signs and symptoms of RA in approximately 250 subjects with moderate to severe disease. The trial will be conducted in up to 60 centers throughout the United States, Europe and Latin America. The primary objective of the trial is to evaluate Synavive efficacy compared to placebo, while key additional secondary objectives include evaluating the efficacy of Synavive compared to its individual components (2.7mg of Prednisolone and 360mg of Dipyramidamole) as well as how Synavive performs in comparison to 5mg of Prednisone. Subjects who complete the core SYNERGY trial will be eligible to participate in a one-year extension study designed to investigate the long-term safety and durability of response for Synavive. To learn more about the SYNERGY trial and enrollment criteria please visit www.clinicaltrials.gov.

“We will consider the SYNERGY trial a success if Synavive demonstrates a statistically significant benefit compared to placebo and a clinically meaningful, but not necessarily statistically significant, benefit compared to its individual components alone,” said Jonathan Krant, MD, Vice President, Clinical

Research of Zalicus. “In addition, we will seek to determine if the efficacy of Synavive is comparable to a commonly prescribed 5 mg dose of the glucocorticoid Prednisone.”

About Synavive

Synavive is a novel product candidate designed to enhance the anti-inflammatory benefits of glucocorticoids, without associated dose-dependent side effects. Synavive contains the cardiovascular agent dipyridamole and a very low dose of the glucocorticoid prednisolone and has been designed for once-daily use in a unique fixed-dose, aligned release, oral formulation. Synavive is thought to act through a novel multi-target mechanism of action in which dipyridamole synergistically and selectively amplifies prednisolone's anti-inflammatory and immunomodulatory activities by inhibiting key cell mediators of inflammation. In prior proof-of-concept clinical trials, Synavive demonstrated a powerful anti-inflammatory effect in patients with rheumatoid arthritis (RA) and osteoarthritis (OA) and was generally well-tolerated. Synavive is currently in Phase 2 clinical development for the treatment of rheumatoid arthritis (RA). Beyond RA, Synavive has potential in other steroid-responsive diseases such as polymyalgia rheumatica (PMR), lupus (SLE), ulcerative colitis, and Crohn’s as well as a potential replacement of NSAIDs and COXIB’s in osteoarthritis.

About Zalicus

Zalicus Inc. (Nasdaq: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective ion-channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, its product candidate Synavive, its potential and Zalicus’s plans for its clinical development in the SYNERGY clinical trial, the Zalicus selective ion channel modulation technology, and related preclinical product candidates, Zalicus’s combination drug discovery technology, cHTS, and its other business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," “plan” or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the development and regulatory approval of Zalicus’s product candidates, particularly including risks relating to formulation and clinical development of Synavive the unproven nature of the Zalicus drug discovery technologies, the ability of the Company to initiate and successfully complete the SYNERGY trial , the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus's annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

(c) 2011 Zalicus Inc. All rights reserved.

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